Exhibit 99.1

Loar Holdings Inc. Reports Q4 2024 and Full Year 2024 Results and Upward Revision to 2025 Guidance

March 31, 2025

WHITE PLAINS, NY., March 31, 2025 /ACCESSWIRE/ -- Loar Holdings Inc. (NYSE: LOAR) (the “Company,” “Loar,” “we,” “us” and “our”), reported record results for the fourth quarter and full year of 2024.

Fourth Quarter 2024

•
Net sales of $110.4 million, up 27.8% compared to the prior year’s quarter.
•
Net income of $3.7 million, up $4.3 million compared to the prior year’s quarter.
•
Diluted earnings per share of $0.04.
•
Adjusted EBITDA of $40.2 million, up 37.4% compared to the prior year’s quarter.
•
Net income margin for the quarter improved to 3.3% from the prior year’s quarter net loss margin of 0.7%.
•
Adjusted EBITDA Margin for the quarter was 36.4% compared to 33.8% for the prior year’s quarter.
•
Adjusted Earnings Per Share of $0.11.

Full Year 2024

•
Net sales of $402.8 million, up 26.9% compared to the prior year.
•
Net income of $22.2 million, up $26.8 million compared to the prior year.
•
Diluted earnings per share of $0.24.
•
Adjusted EBITDA of $146.3 million, up 29.8% compared to the prior year.
•
Net income margin for the year improved to 5.5% from the prior year’s net loss margin of 1.4%.
•
Adjusted EBITDA Margin for the year was 36.3% compared to 35.5% for the prior year.
•
Adjusted Earnings Per Share of $0.42.

“We capped off the year with record net sales and Adjusted EBITDA for both the fourth quarter and full year,” stated Dirkson Charles, Loar CEO and Executive Co-Chairman of the Board of Directors. “For the year we delivered 15.0% organic growth, which makes 2024 our third consecutive year of mid-teen organic growth.”

Loar reported net sales for the quarter of $110.4 million, an increase of $24.0 million or 27.8% over the prior year’s quarter. Organically(1), net sales increased 14.9% or $12.9 million, to $99.3 million.

Net income for the quarter increased $4.3 million to $3.7 million from a net loss of $0.6 million in the comparable quarter a year ago. The increase in net income for the quarter was primarily driven by an increase in operating income and lower taxes.

Adjusted EBITDA for the quarter was $40.2 million, an increase of 37.4% or $10.9 million compared to the prior year’s quarter. Adjusted EBITDA as a percentage of net sales was 36.4%, compared to 33.8% in the fourth quarter of the prior year. The increase in Adjusted EBITDA as a percentage of net sales was due to the execution of productivity and pricing initiatives, the effect of our fixed overhead costs supporting higher production and sales levels, partially offset by higher infrastructure costs of being a public company.

Full Year

Net sales for the full year ended December 31, 2024, were $402.8 million, an increase of $85.3 million or 26.9% over the prior year. Organically(1), net sales increased 15.0% or $47.4 million, to $364.9 million.

Net income for the year increased $26.8 million to $22.2 million from a net loss of $4.6 million in the prior year.

Adjusted EBITDA for the full year was $146.3 million, an increase of 29.8% or $33.6 million over the prior year. Adjusted EBITDA as a percentage of net sales was 36.3%, compared to 35.5% for the prior year.

Please see the attached Table 4 for a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin and the attached Table 6 for a reconciliation of earnings per share to Adjusted Earnings Per Share for the periods discussed in this press release.

(1)

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th month after the acquisition on a comparative basis with the prior period.

Full Year 2025 Outlook – Revised*

“Looking out over the year we continue to see strong demand across our end-markets, in addition to solid progress being made against our key productivity and value pricing initiatives. As a result, we are revising our guidance upward to align with our current view,” stated Mr. Charles.

•
Net sales – between $480 million and $488 million up from between $470 million and $480 million.
•
Net income – between $58.0 million and $63.0 million up from between $55 million and $60 million.
•
Adjusted EBITDA – between $180 million and $184 million up from between $176 million and $180 million.
•
Diluted Earnings per share – between $0.60 and $0.65 up from between $0.57 and $0.62.
•
Net income margin – approximately 12%.
•
Adjusted Earnings Per Share – between $0.70 and $0.75 up from between $0.67 and $0.72.
•
Adjusted EBITDA Margin – approximately 37.5%.
•
Interest expense – approximately $28 million.
•
Market Assumptions – Full year outlook is based on the following assumptions:
o
Commercial, Business Jet, and General Aviation OEM growth of high single-digits.
o
Commercial, Business Jet, and General Aviation aftermarket growth of high single-digits.
o
Defense growth of high double-digits.

*Full Year 2025 Outlook - Revised does not include the impact of the pending LMB acquisition.

Adjusted EBITDA, Adjusted Earnings Per Share and Adjusted EBITDA Margin are non-GAAP financial measures provided in the “Full Year 2025 Outlook – Revised*” section on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Earnings Conference Call

A conference call will be held at 10:30 a.m., Eastern Time on March 31, 2025. To participate in the call telephonically please dial +1 877-407-0670 / +1 215-268-9902. International participants can find a list of toll-free numbers here. A live audio webcast will also be available at the following link as well as through the Investor section of Loar Holdings website; https://ir.loargroup.com.

The webcast will be archived and available for replay later in the day.

About Loar Holdings Inc.

Loar Holdings Inc. is a diversified manufacturer and supplier of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Loar has established relationships across leading aerospace and defense original equipment manufacturers and Tier Ones worldwide.

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income (loss) to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. References to "Adjusted Earnings Per Share" mean net income plus certain adjustments as set forth in the reconciliations below to derive Adjusted EBITDA from EBITDA, less the tax effect of these adjustments. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest payments on our indebtedness.
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

•
The omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income (loss) or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share may not be comparable to the calculations of similarly titled measures reported by other companies.

Future Looking Statements

This press release includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases may identify forward-looking statements in this press release, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release, including, but not limited to, the statements under the heading “Full Year 2025 Outlook – Revised*” is based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following: the almost exclusive focus of our business on the aerospace and defense industry; our heavy reliance on certain customers for a significant portion of our sales; our ability to timely close on the LMB acquisition; the fact that we have in the past consummated acquisitions and our intention to continue to pursue acquisitions, and that our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations; and the other risks and uncertainties described under “Risk Factors” of the Company’s prospectus dated December 10, 2024 filed with the Securities and Exchange Commission ("SEC") on December 12, 2024, as well as the Company’s Annual Report on Form 10-K that will be filed following this earnings release, and other periodic reports filed by the Company from time to time with the SEC.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

Contact

Ian McKillop

Loar Holdings Inc. Investor Relations

IR@loargroup.com

Loar Holdings Inc.

Table 1: - Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$54,066	$21,489
Accounts receivable, net	63,834	59,002
Inventories	92,639	77,962
Other current assets	9,499	11,830
Income taxes receivable	632	393
Total current assets	220,670	170,676
Property, plant and equipment, net	76,605	72,174
Finance lease assets	2,171	2,448
Operating lease assets	5,584	6,297
Other long-term assets	17,389	11,420
Intangible assets, net	434,662	316,542
Goodwill	693,537	470,888
Total assets	$1,450,618	$1,050,445

Liabilities and equity
Current liabilities:
Accounts payable	$12,086	$12,876
Current portion of long-term debt, net	—	6,896
Current portion of finance lease liabilities	232	190
Current portion of operating lease liabilities	603	609
Income taxes payable	1,984	6,133
Accrued expenses and other current liabilities	26,901	24,776
Total current liabilities	41,806	51,480
Deferred income taxes	32,892	36,785
Long-term debt, net	277,293	528,582
Finance lease liabilities	3,170	3,401
Operating lease liabilities	5,136	5,802
Environmental liabilities	—	1,145
Other long-term liabilities	1,816	5,109
Total liabilities	362,113	632,304

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized; 93,556,071 issued and outstanding at December 31, 2024	936	—
Additional paid-in capital	1,108,225	—
Accumulated deficit	(20,560)	—
Accumulated other comprehensive loss	(96)	—
Member’s equity	—	418,141
Total equity	1,088,505	418,141
Total liabilities and equity	$1,450,618	$1,050,445

Loar Holdings Inc.

Table 2: Consolidated Statements of Operations

(in thousands, except per common share and per common unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net sales	$110,441	$86,435	$402,819	$317,477
Cost of sales	56,479	46,309	203,994	163,213
Gross profit	53,962	40,126	198,825	154,264
Selling, general and administrative expenses	31,893	21,931	112,255	82,141
Transaction expenses	841	768	3,390	3,394
Other income	11	279	4,452	762
Operating income	21,239	17,706	87,632	69,491
Interest expense, net	13,780	17,929	52,112	67,054
Refinancing costs	4,814	—	6,459	—
Income before income taxes	2,645	(223)	29,061	2,437
Income tax benefit (provision)	1,040	(350)	(6,830)	(7,052)
Net income (loss)	$3,685	$(573)	$22,231	$(4,615)
Net income per common share:
Basic	$0.04	n/a	$0.25	n/a
Diluted	$0.04	n/a	$0.24	n/a
Weighted average common shares outstanding:
Basic	90,541	n/a	89,366	n/a
Diluted	93,242	n/a	91,684	n/a

Net loss per common unit – basic and diluted	n/a	$(2,820.64)	n/a	$(22,620.18)
Weighted average common units outstanding - basic and diluted	n/a	204	n/a	204

Loar Holdings Inc.

Table 3: - Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2024	2023
Operating activities
Net income (loss)	$22,231	$(4,615)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,244	9,938
Amortization of intangible and other long-term assets	31,826	28,086
Amortization of debt issuance costs	1,344	2,583
Recognition of inventory step-up	1,102	603
Stock-based compensation	11,103	372
Deferred income taxes	(1,552)	(3,757)
Non-cash lease expense	553	871
Refinancing costs	6,459	—
Adjustment to contingent consideration liability	(2,861)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2,105)	(13,734)
Inventories	(12,051)	(11,171)
Other assets	(3,367)	(1,848)
Accounts payable	(1,238)	808
Income taxes payable	(4,046)	4,507
Accrued expenses and other current liabilities	(2,083)	1,053
Environmental liabilities	(1,078)	(80)
Operating lease liabilities	(510)	(803)
Net cash provided by operating activities	54,971	12,813

Investing activities
Capital expenditures	(8,871)	(12,134)
Payment for acquisitions, net of cash acquired	(383,260)	(60,423)
Net cash used in investing activities	(392,131)	(72,557)

Financing activities
Net proceeds from issuance of common stock	636,969	—
Proceeds from issuance of long-term debt	360,000	53,000
Payments of long-term debt	(617,881)	(6,070)
Financing costs and other, net	(8,876)	(1,060)
Payments of finance lease liabilities	(190)	(153)
Net cash provided by financing activities	370,022	45,717

Effect of translation adjustments on cash and cash equivalents	(285)	19
Net increase (decrease) in cash, cash equivalents and restricted cash	32,577	(14,008)

Cash, cash equivalents and restricted cash, beginning of period	21,489	35,497
Cash, cash equivalents and restricted cash, end of period	$54,066	$21,489

Supplemental information
Interest paid during the period, net of capitalized amounts	$52,049	$64,214
Income taxes paid during the period, net	$12,567	$5,044

Loar Holdings Inc.

Table 4: Reconciliation of Net income (Loss) to EBITDA and Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$3,685	$(573)	$22,231	$(4,615)
Adjustments:
Interest expense, net	13,780	17,929	52,112	67,054
Refinancing costs	4,814	—	6,459	—
Income tax provision	(1,040)	350	6,830	7,052
Operating income	21,239	17,706	87,632	69,491
Depreciation	3,061	2,641	11,244	9,938
Amortization	9,577	7,217	31,826	28,086
EBITDA	33,877	27,564	130,702	107,515
Adjustments:
Recognition of inventory step-up (1)	826	402	1,102	603
Other income (2)	(11)	(279)	(4,452)	(762)
Transaction expenses (3)	841	767	3,390	3,394
Stock-based compensation (4)	3,535	94	11,103	372
Acquisition and facility integration costs (5)	1,110	704	4,491	1,621
Adjusted EBITDA	$40,178	29,252	$146,336	$112,743
Net sales	$110,441	86,435	$402,819	$317,477
Net income (loss) margin	3.3%	(0.7)%	5.5%	(1.4)%
Adjusted EBITDA Margin	36.4%	33.8%	36.3%	35.5%

(1)
Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(2)
Represents a $2.9 million reduction in the estimated contingent purchase price for the CAV acquisition and $1.7 million of proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC during the year ended December 31, 2024 and in 2023 represents a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program.
(3)
Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.
(4)
Represents the non-cash compensation expense recognized by the Company for equity awards.
(5)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.

Loar Holdings Inc.

Table 5: Sales by End-Market

(Unaudited, in thousands)

	Years Ended December 31,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$65,011	$109,305	$174,316	$54,726	$89,204	$143,930
Business Jet & General Aviation	70,098	39,106	109,204	47,016	29,028	76,044
Total Commercial	135,109	148,411	283,520	101,742	118,232	219,974
Defense	38,316	50,632	88,948	30,399	28,839	59,238
Other	13,996	16,355	30,351	21,045	17,220	38,265
Total	$187,421	$215,398	$402,819	$153,186	$164,291	$317,477

	Three Months Ended December 31,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$18,695	$28,204	$46,899	$14,239	$22,188	$36,427
Business Jet & General Aviation	16,542	9,853	26,395	15,625	8,512	24,137
Total Commercial	35,237	38,057	73,294	29,864	30,700	60,564
Defense	11,523	17,951	29,474	7,853	7,783	15,636
Other	3,269	4,404	7,673	5,722	4,513	10,235
Total	$50,029	$60,412	$110,441	$43,439	$42,996	$86,435

Loar Holdings Inc.

Table 6: Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Reported earnings per share
Net income	$3,685	$22,231
Denominator for basic and diluted earnings per common share:
Weighted-average common shares outstanding—basic	90,541	89,366
Effect of dilutive common shares	2,701	2,318
Weighted average common shares outstanding—diluted	93,242	91,684
Net income per common shares—basic	$0.04	$0.25
Net income per common shares—diluted	$0.04	$0.24

Adjusted Earnings Per Share
Net income	$3,685	$22,231
Refinancing costs	4,814	6,459
Gross adjustments to EBITDA	6,301	15,634
Tax adjustment (1)	(4,976)	(5,856)
Adjusted net income	$9,824	$38,468
Adjusted Earnings Per Share—diluted	$0.11	$0.42

Diluted earnings per share to Adjusted Earnings Per Share
Net income per common share—diluted	$0.04	$0.24
Adjustments to diluted earnings per share:
Refinancing costs	0.05	0.07
Other income	—	(0.05)
Recognition of inventory step-up	0.01	0.01
Transaction expenses	0.01	0.04
Stock-based compensation	0.04	0.12
Acquisition and facility integration costs	0.01	0.05
Tax adjustment (1)	(0.05)	(0.06)
Adjusted Earnings Per Share—diluted	$0.11	$0.42
(1)
The tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate. To determine the applicable effective tax rate, refinancing costs, other income, transaction expenses, stock-based compensation, and acquisition and facility integration costs are excluded from adjusted net income and therefore we have excluded the impact those items have on the effective tax rate.